Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of

October 16, 2018

between

OAKTREE STRATEGIC INCOME II, INC.

as Borrower

and

CITY NATIONAL BANK

as Lender

SCHEDULES:

Schedule 3.06	Disclosed Matters
Schedule 3.20	Investor Register
Schedule 5.08	Lender Affiliates

EXHIBITS:

Exhibit A	—	[reserved]
Exhibit B	—	Form of Authorization Letter
Exhibit C	—	Form of Assignment and Security Agreement
Exhibit D	—	Form of Borrowing Notice
Exhibit E	—	Form of Covenant Compliance Certificate
Exhibit F	—	Form of Drawdown Notice Certificate
Exhibit G	—	Form of Letter of Credit Request
Exhibit H	—	Form of Subscription Agreement

REVOLVING CREDIT AGREEMENT dated as of October 16, 2018, between OAKTREE STRATEGIC INCOME II, INC., a Delaware corporation, as Borrower, and CITY NATIONAL BANK, a national banking association, as Lender (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administration Agreement” means each of (i) the Administration Agreement between Borrower and Administrator dated as of July 9, 2018 and (ii) the Sub-Administration Agreement between Administrator and State Street Bank and Trust Company dated as of July 27, 2018, in each case, as they may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrator” means Oaktree Fund Administration, LLC, a Delaware limited liability company, including any successor thereto permitted under this Credit Agreement.

“Adviser” means Oaktree Capital Management, L.P., a Delaware limited partnership.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower, an Investor or any of their respective Affiliates from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act, and in each case, as may be amended from time to time.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Security Agreement” shall mean the assignment and security agreement made by Borrower in favor of Lender, substantially in the form of Exhibit C hereto, as the same may be amended or otherwise modified from time to time.

“Authorization Letter” shall mean a letter substantially in the form of the letter attached hereto as Exhibit B, as the same may be amended or otherwise modified from time to time.

“Available Amount” means, at any time, the lesser of (a) the Borrowing Base, and (b) the Maximum Amount.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code as in effect from time to time.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) all requests, rules, guidelines, requirements, or directives promulgated by the Basel Committee on Banking Supervision relating to “Basel III”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Oaktree Strategic Income II, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date in accordance with the terms hereof and, in the case of LIBOR Loans, as to which a single Interest Period is in effect. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Base” means sixty percent (60%) of the Total Remaining Commitments of all Included Investors.

“Borrowing Base Certificate” is defined in Section 2.3(vi) hereof.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03, in form and substance substantially as set forth on Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London, England, are not open for dealings in dollar deposits in the London interbank market.

“Bylaws” means the Amended and Restated Bylaws of Borrower adopted as of July 9, 2018 as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Capital Commitment” shall, with respect to an Investor, have the meaning given such term in such Investor’s Subscription Agreement.

“Capital Contribution” shall, with respect to an Investor, mean the amount of any contribution made by such Investor under its Subscription Agreement.

“Capital Contribution Default” shall mean, with respect to an Investor, the failure of such Investor to pay any Capital Contribution by any Drawdown Date when due, and such failure is not cured within ten (10) Business Days; provided that, for any Drawdown if (i) the unfunded amounts by Investors that otherwise would be deemed to be in a Capital Contribution Default is less than five percent (5%) of the aggregate amount of the Drawdown and (ii) one hundred percent (100%) of such unfunded amounts are subsequently funded within twenty five (25) days of the applicable Drawdown Date, then no Capital Contribution Default will be deemed to have occurred for any Investor for such Drawdown.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Borrower, filed with the Secretary of State of the State of Delaware on August 2, 2018, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.15(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning given such term in the Assignment and Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a certificate substantially in the form of the certificate attached hereto as Exhibit E.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, where there is more than one Lender, any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified Borrower in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by Borrower, to confirm in writing to Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Borrower), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.

“Deposit Account Control Agreement” means a deposit account control agreement in form and substance satisfactory to Lender among Lender, Depository Bank and Borrower with respect to the Depository Account, as the same may be amended or otherwise modified from time to time.

“Depository Account” shall mean depository account no. 3762308400 maintained by Borrower at Depository Bank and any extensions or renewals of the foregoing, if such account is one which may be extended or renewed, and any successor or substitute accounts.

“Depository Bank” means The Bank of New York Mellon or any successor bank at which a Depository Account is held and which has entered into a Deposit Account Control Agreement with Lender and Borrower; provided, that any Depository Bank shall be reasonably acceptable to Lender and shall have and maintain a rating of not less than A- by Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Distribution” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

“dollars” or “$” refers to lawful money of the United States of America.

“Drawdown” shall mean a capital call on the Capital Commitments of the Investors made pursuant to a Drawdown Notice and in accordance with such Investor’s Subscription Agreement.

“Drawdown Date” shall mean each “Capital Drawdown Date” and “Catch-Up Date” as defined in the Subscription Agreements.

“Drawdown Notice” shall mean written notice delivered by Borrower to the Investors requesting the Investors to make Capital Contributions in accordance with such Investors’ Subscription Agreements.

“Drawdown Notice Certificate” shall mean a certificate substantially in the form of the certificate attached hereto as Exhibit F.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to any Hazardous Material.

“Environmental Liability” means, for any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 204).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Investor” means (i) each Investor subject to a Capital Contribution Default, (ii) each Excused Investor and (iii) each Investor (or its sponsor, responsible party or credit provider, as applicable) as to which any of the following events has occurred:

(a)    such Investor (or its sponsor, responsible party or credit provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee in bankruptcy, custodian, conservator, rehabilitator, intervenor, provisional liquidator or liquidator for itself or for all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors with respect to all or a substantial portion of the assets of such Investor; (D) file a petition or answer seeking reorganization or an arrangement with creditors or taking advantage of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b)    an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its sponsor’s, responsible party’s or credit provider’s, as applicable) reorganization, provisional liquidation or liquidation, dissolution or suspension of such Investor’s (or its sponsor’s, responsible party’s or credit provider’s, as applicable) business, or appointing a receiver, custodian, trustee in bankruptcy, intervenor, conservator, rehabilitator, provisional liquidator or liquidator of such Person or of all or substantially all of its assets, and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days;

(c)    such Investor shall withdraw, retire or resign from Borrower;

(d)    such Investor shall repudiate, challenge, or declare unenforceable its obligation to make Capital Contributions to Borrower pursuant to its Capital Commitment or a Drawdown Notice or shall otherwise disaffirm any material provision of its Subscription Agreement or any Governing Document of Borrower or is material default of any obligation of such Investor under its Subscription Agreement or any Governing Document of Borrower;

(e)    if the obligation of such Investor to make Capital Contributions to Borrower pursuant to its Capital Commitment is adversely affected by operation of a “most favored nations” clause or similar provision in its Side Letter Agreement, as a result of a Side Letter Agreement or other agreement entered into by another Investor with Borrower after the Effective Date, as determined by Lender in its reasonable good faith discretion;

(f)    any representation or warranty made under its Subscription Agreement or Side Letter Agreement shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and such Investor shall fail to cure the adverse effect of the failure of such representation or warranty within thirty (30) days thereof;

(g)    such Investor gives notice that its Capital Commitment or Capital Contribution will be cancelled, reduced to zero, excused in its entirety, terminated or abated by Borrower;

(h)    such Investor is designated as a “Distribution Fee Defaulting Investor” pursuant to such Investor’s Subscription Agreement and Borrower exercises its remedy to prevent such Investor from buying additional shares pursuant to such Investor’s Subscription Agreement; or

(i)    such Investor (or its sponsor, responsible party or credit provider, as applicable) is a Sanctioned Person or otherwise subject to Sanctions.

For the avoidance of doubt, immediately upon the occurrence and during the continuance of any of the foregoing events (a) through (i) with respect to any Investor, such Investor shall immediately be an “Excluded Investor” regardless of whether Borrower is under an obligation to give Lender notice of the same on such date or some future date. For the further avoidance of doubt, on the date an Included Investor has assigned or requests to assign its Capital Commitment to another Person, such Investor shall be an Excluded Investor as of such date, regardless of whether Borrower is under an obligation to give Lender notice of the same on such date or some future date; provided, however, if an Included Investor shall make an assignment of less than 100% of its Capital Commitment, such assigning Included Investor shall remain an Included Investor to the extent of the retained portion of such Included Investor’s Capital Commitment. For further avoidance of doubt, upon the assignment of an Investor’s Capital Commitment to another Person, such assignee shall be an “Excluded Investor” until such time that Person satisfies the requirements of an “Included Investor.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Letter of Credit pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Letter of Credit (other than pursuant to an assignment request by Borrower under Section 2.19(b)) or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in a Loan or Letter of Credit or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Excused Investor” means, at any time, any Investor of Borrower who at such time is excused (or excluded) from making a Capital Contribution in accordance with such Investor’s Subscription Agreement or Borrower’s Governing Document, as the case may be.

“Expiration Date” means (a) the date on and after which Drawdown Notices may no longer be made under the Subscription Agreements or (b) the date on which the Investment Period terminates or is suspended for any reason.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Facility Fee” has the meaning assigned to it in Section 2.12(a).

“Filing Office” means each filing office referred to in Part B of Schedule I of the Assignment and Security Agreement.

“Final Maturity Date” means October 15, 2020.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governing Document” shall mean (i) with respect to Borrower, the Operative Documents, and (ii) with respect to any other Person, the applicable partnership agreement, exempted limited partnership agreement, memorandum and articles of association, articles or certificate of formation, operating agreement, limited liability company agreement, certificate or articles of incorporation bylaws and each other document by which it was organized incorporated, registered or formed or is governed, in each case as amended from time to time as permitted under this Agreement, all of which shall be the “Governing Documents.”

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” has the meaning assigned to it in the Assignment and Security Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” has the meaning assigned to in the definition of “Indebtedness.”

“Included Investor” means an Investor that is not an Excluded Investor and is (a) an MS Investor on the Effective Date, (b) an MS Investor that becomes an Investor following the Effective Date whose Capital Commitment is less than, as of the date such MS Investor becomes an Investor, five percent (5%) of the aggregate Capital Commitments of all Investors, (c) an MS Investor that becomes an Investor following the Effective Date whose Capital Commitment equals or exceeds, as of the date such MS Investor becomes an Investor, five percent (5%) of the aggregate Capital Commitments of all Investors, which MS Investor is approved by Lender in writing as an Included Investor in Lender’s sole discretion or (d) not an MS Investor, that is approved by Lender in writing as an Included Investor in Lender’s sole discretion.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days and accrued expenses), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with the GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all net obligations of such Person under any commodity, interest rate, equity or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to such transactions

(collectively and each individually referred to as “Hedge Agreements”), (vii) all reasonably quantifiable obligations (contingent or otherwise) under indemnities, guaranties, support or capital contribution agreements and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means, with respect to any Loan, the fifth (5th) Business Day after the end of each calendar quarter that such Loan is outstanding.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is continued as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the last day of the month occurring prior to or on the date which is one (1), two (2), three (3), or six (6) months thereafter, as selected by Borrower; provided, however, no Interest Period may extend beyond the Maturity Date of the applicable Loan. Notwithstanding anything to the contrary contained herein, if any Interest Period for a LIBOR Loan selected by Borrower is no longer available the Interest Period shall be the Interest Period next shortest in duration.

“Investment Advisory Agreement” means the Investment Advisory Agreement between Borrower and the Adviser dated as of July 9, 2018, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Investment Period” has the meaning set forth in the Subscription Agreements.

“Investor” shall mean each investor of Borrower that is party to a Subscription Agreement that has been accepted by Borrower from time to time.

“Investor Register” means the register of Investors provided by Borrower and attached hereto as Schedule 3.20, as may be amended from time to time, setting forth the legal names of each Investor of Borrower, and with respect to each Investor, the Capital Commitment of such Investor, and the address to which notices and Drawdown Notices to such Investor are to be sent by Borrower pursuant to such Investor’s Subscription Agreement.

“IRS” means the United States Internal Revenue Service.

“Key Person Event” has the meaning set forth in the Subscription Agreements.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.

“Lender” means City National Bank, and its successors and registered assigns.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Allocation” means, with respect to Lender, the amount equal to $25,000,000 of the Maximum Amount.

“Letter of Credit Application” shall mean, at any date of determination, such form as may then be Lender’s standard letter of credit application.

“Letter of Credit Request” shall mean a request substantially in the form of the request attached hereto as Exhibit G.

“LIBOR Base Rate” means the ICE Benchmark Administration or any successor determining administrator’s definition of the London InterBank Offered Rates for Dollar deposits as made available by Bloomberg LP, or such other information service available to Lender, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by Lender on the Business Day Borrower requests a LIBOR Loan or on the last day of an expiring Interest Period.

Notwithstanding the foregoing, if any such rate is below zero, the LIBOR Base Rate shall be deemed to be zero.

“LIBOR Interest Rate” means the rate per annum, determined by Lender to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate
1 – Eurocurrency Reserve Requirement

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or any other type of preferential arrangement that has the practical effect of creating a security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” has the meaning set forth in the Subscription Agreements.

“Loan Documents” means this Agreement, including schedules and exhibits hereto and any certificates (including, without limitation, any Borrowing Base Certificate) executed and delivered by Borrower to Lender pursuant to any Loan Document, and any agreements entered into in connection herewith or the other Loan Documents by Borrower or Borrower with or in favor of Lender, including without limitation, the Note, the Assignment and Security Agreement, Deposit Account Control Agreement, Instruction Letter and any other notes, security agreements or guarantees, together with any amendments, modifications or supplements thereto or waivers thereof, letter of credit applications and any agreements between Borrower and Lender regarding Lender’s Letter of Credit Allocation or the respective rights and obligations between Borrower and Lender in connection with the issuance of Letters of Credit and any other documents prepared in connection with the other Loan Documents and delivered in favor of Lender, if any.

“Loans” means the loans made by Lender to Borrower pursuant to this Agreement.

“Management Fee” shall have the meaning given thereto in the Investment Advisory Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Borrower, (b) the Collateral, (c) the ability of Borrower to perform any of its obligations under this Agreement or the other Loan Documents or (d) the rights of or benefits available to Lender under this Agreement and the other Loan Documents.

“Material Amendment” means an amendment, modification, termination, waiver or change of Borrower’s Operative Documents that (a) would reasonably be expected to materially and adversely affect Lender, including having a material adverse effect on its rights, titles, security interests, powers or privileges under the Loan Documents, or the Collateral or the ability of Borrower to satisfy its obligations under the Loan Documents or (b) would adversely affect the obligations of the Investors to make payments of Capital Contributions with respect to their Remaining Commitments.

“Maturity Date” means, with respect to a Loan, the earliest of (i) the Final Maturity Date, (ii) the date on which Borrower’s ability to call Remaining Contributions to repay outstanding Indebtedness is terminated, (iii) the date of any Liquidity Event and (iv) any earlier date upon which such Loan shall become due and payable in accordance with this Agreement.

“Maximum Amount” means ONE HUNDRED MILLION dollars ($100,000,000), as such amount may be reduced by Borrower pursuant to Section 2.10 hereof.

“Memorandum” means Borrower’s Confidential Private Placement Memorandum dated May 15, 2018 (together with any appendices and supplements thereto), as amended, amended and restated, supplemented or otherwise modified from time to time.

“MS” means Morgan Stanley Smith Barney LLC.

“MS Investor” means an Investor that is a client of MS, which has authorized MS to debit such client’s accounts at MS and to forward such debited amount to Borrower to pay Capital Contributions made by Borrower or Lender pursuant to such Investor’s Subscription Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Note” shall mean each promissory note made by Borrower to the order of Lender, if requested by Lender, in the form of Exhibit F hereto, as the same may be amended or otherwise modified from time to time, together with any promissory note or notes issued in exchange therefor or in substitution therefor.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower from time to time owing to Lender under or in connection with this Agreement or any other Loan Document to which Borrower is a party, including principal, interest, fees (including fees of counsel), and expenses whether now or hereafter arising under the Loan Documents.

“Operative Documents” means, with respect to Borrower, its Certificate of Incorporation, its Bylaws, the Investment Advisory Agreement, the Administration Agreement, the Memorandum and each Subscription Agreement.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Indebtedness” means all Indebtedness of Borrower other than the Borrowings hereunder.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Per Share NAV” shall have the meaning given to such term in the Operative Documents.

“Permitted Accounts” means the (i) Depository Account and (ii) account no. 10526655 maintained by the Adviser (or an Affiliate thereof) at the Transfer Agent and any extensions or renewals of the foregoing, if such account is or which may be extended or renewed, and any successor or substitute accounts; provided that, in the case of clause (ii), such account shall cease to be a Permitted Account if it is no longer subject to standing instructions for the Transfer Agent to move funds in respect of the Capital Contributions of the Investors in Borrower to the Depository Account promptly upon receipt into such account.

“Permitted Distributions” mean, without duplication, (a) Distributions determined by Borrower in good faith to be required to maintain the status of Borrower as a RIC and (b) Distributions required to avoid federal excise taxes imposed by Sections 852(b)(1), 852(b)(3) or 4982 of the Code.

“Permitted Lien” shall mean, with respect to Borrower, (i) Liens of Borrower in favor of Lender, (ii) Liens of Borrower in existence on the date hereof and described in the Disclosure Schedule, (iii) Liens, if any, imposed on the property of Borrower by any Governmental Authority not yet delinquent or being contested in good faith by appropriate proceedings as long as Borrower, if requested, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iv) Liens on property of Borrower (other than any Collateral) otherwise permitted under and in compliance with the Operative Documents, and (v) non-consensual Liens, if any, imposed on the property of Borrower not yet delinquent or being contested in good faith by appropriate proceedings as long as Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Portfolio Investment” has the meaning set forth in the Subscription Agreements.

“Prime Loan” means any Loan tied to the Prime Rate.

“Prime Rate” means the rate most recently announced by Lender at its principal office in Los Angeles, California as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by Lender.

“Register” has the meaning assigned to such term in Section 9.04(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remaining Commitment” shall mean, with respect to any Investor at any time, such Investor’s remaining unfunded Capital Commitment at such time, calculated in accordance with such Investor’s Subscription Agreement.

“Required Payment Time” means (i) promptly, and in any event within two (2) Business Days, to the extent such funds are available in the Depository Account of Borrower; and (ii) within ten (10) Business Days to the extent that it is necessary for Borrower to issue a Drawdown Notice to fund the required payment.

“Revolving Credit Exposure” means, with respect to Lender at any time, the sum of the outstanding principal amount of Lender’s Loans and its LC Exposure at such time.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“Sanctioned Country” means, at any time, a country, region or territory which is or, within the last five years was, itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Security Documents” means, collectively, the Assignment and Security Agreement and each other Loan Document granting, pledging or conveying assets to secure, in part or whole, the Obligations.

“Side Letter Agreement” means any letter agreement executed by any Investor in connection with the admission of such Person as an Investor of Borrower, in addition to and as a supplement to, such Investor’s Subscription Agreement, including (without limitation) the provisions of any other Investor’s side letter to the extent applicable to such Investor pursuant to a “most favored nations” clause or similar provision.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Subscription Agreement” means, with respect to any Investor, the “Subscription Agreement” of such Investor, as amended, restated, supplemented or modified from time to time, which Subscription Agreements shall be in substantially the form attached hereto as Exhibit H, or such other form as is acceptable to Lender.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means the lesser of (i) five percent (5%) of the sum of all Capital Commitments of all Investors and (ii) $10,000,000.

“Total Remaining Commitments” shall mean, at any time, the sum of all Investors’ Remaining Commitments at such time.

“Transactions” means the execution, delivery and performance by Borrower of the Loan Documents to which it is a party, the borrowing by Borrower of Loans, the use by Borrower of the proceeds thereof and the issuance of Letters of Credit hereunder for the account of Borrower.

“Transfer Agent” shall have the meaning given to such term in the Subscription Agreements.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR Interest Rate or the Prime Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, schedule or other document herein shall be construed as referring to such agreement, instrument, schedule or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01    Discretionary Facility. Subject to the terms and conditions set forth herein, Lender shall make Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in Lender’s Revolving Credit Exposure exceeding the Available Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by Lender.

(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of LIBOR Loans or Prime Loans as Borrower may request in accordance herewith.

(c)    At the commencement of each Interest Period for any LIBOR Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBOR Loans outstanding. At the commencement of any Prime Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided, that any Prime Loan requested to be made to reimburse a L/C Disbursement pursuant to Section 2.06(e) hereof may be in the principal amount of such L/C Disbursement.

(d)    Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings. To request a Borrowing, Borrower shall notify Lender of such request by telephone or in writing (a) in the case of a LIBOR Loan, not later than 10:00 a.m., Pacific Coast time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Prime Loan, not later than 10:00 a.m., Pacific Coast time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic communication to Lender of a written Borrowing Request in a writing signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be LIBOR Loan or a Prime Loan;

(iv)    in the case of a LIBOR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)    the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07;

(vi)    a Borrowing Base certificate, which shall set forth (w) as of the date of the request, the Remaining Commitment of each Investor, (x) as of the date of the request, to the knowledge of Borrower, any Investor that is an Excluded Investor, and (y) as of the date of the request, a calculation of the Borrowing Base, and (z) a calculation indicating that following such Borrowing, the Revolving Credit Exposure shall not exceed the Available Amount (each such certificate shall be a “Borrowing Base Certificate”); and

(vii)    certification that such Borrowing is to be used for a purpose expressly permitted by this Agreement.

If no election as to the Type of Loan is specified, then the requested Borrowing shall be a Prime Loan. If no Interest Period is specified with respect to any requested LIBOR Loan, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

SECTION 2.04    [INTENTIONALLY OMITTED]

SECTION 2.05    [INTENTIONALLY OMITTED]

SECTION 2.06    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its obligations, in a form reasonably acceptable to Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or transmit by facsimile or other electronic communication to Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than five (5) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), a Borrowing Base Certificate, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Lender, Borrower also shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by Lender at such time, plus (y) the aggregate amount of all LC Disbursements made by Lender that have not yet been reimbursed by or on behalf of Borrower at such time, shall not exceed the Letter of Credit Allocation, (ii) the Revolving Credit Exposure shall not exceed the Available Amount and (iii) after giving effect to such new issuance, no more than five (5) Letters of Credit would be outstanding. Borrower may, at any time and from time to time, reduce the Letter of Credit Allocation with the consent of Lender; provided that Borrower shall not reduce the Letter of Credit Allocation if, after giving effect of such reduction, the conditions set forth in clauses (i) and (ii) above shall not be satisfied.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d)    Reimbursement. If Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Lender an amount equal to such LC Disbursement not later than 12:00 noon, Pacific Coast time, on the Business Day that Borrower receives notice of such LC Disbursement if such notice is received prior to 10:00 a.m., Pacific Coast time, or the Business Day immediately following the date that Borrower receives such notice, if such notice is not received prior to such time; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Prime Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Loan.

(e)    Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)    Disbursement Procedures. Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Lender shall promptly notify Borrower by telephone (confirmed by facsimile or other electronic communication) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(g)    Interim Interest; Deemed Loan. If Lender shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, Borrower shall be deemed to have incurred from Lender a Loan in the amount of such unreimbursed LC Disbursement, which Loan is due and payable on demand (together with interest) and shall be a LIBOR Loan.

(h)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Lender demanding the deposit of cash collateral pursuant to this paragraph, or Borrower is otherwise required to cash collateralize the LC Exposure pursuant to this Agreement, Borrower shall deposit in an account with Lender, in the name of Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of

Default with respect to Borrower described in clause (h), (i) or (j) of Article VII. Such deposit shall be held by Lender as collateral for the payment and performance of the obligations of Borrower under this Agreement. Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Lender and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Lender to reimburse Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived. Borrower shall, to the extent of its respective interest, promptly following request from Lender, deliver to Lender such documents and agreements as shall be reasonably required by Lender in order to establish a first priority security interest (subject to any Permitted Liens) in such cash collateral, duly executed by Borrower and in favor of Lender (on behalf of Lender).

SECTION 2.07    Funding of Borrowings. Lender shall make each Loan to be made by it hereunder to Borrower on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time (or, in the case of a Prime Loan, 12:00 noon Pacific Coast time), by promptly crediting such applicable amount to the account of Borrower maintained with Lender in New York City and designated by Borrower in the applicable Borrowing Request.

SECTION 2.08    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type (including from a LIBOR Loan to a Prime Loan and from a Prime Loan to a LIBOR Loan) or to continue such Borrowing and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic communication to Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a LIBOR Loan or a Prime Loan; and

(iv)    if the resulting Borrowing is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)    If Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each LIBOR Loan shall be converted to a Prime Loan at the end of the Interest Period applicable thereto.

SECTION 2.09    [INTENTIONALLY OMITTED].

SECTION 2.10    Repayment of Loans; Evidence of Debt; Reduction of Maximum Commitment. (a) Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)    If, on any day, the Available Amount is less than the Revolving Credit Exposure, Borrower shall promptly (and in any event within the Required Payment Time) make a mandatory repayment of the Loans and accrued interest thereon in an amount such that after such prepayment the Available Amount is equal to or greater than the Revolving Credit Exposure. If the non-compliance with the foregoing sentence is attributable to LC Exposure, Borrower shall cash collateralize Letters of Credit in the amount necessary that, after taking into account such cash collateralization, the Available Amount is equal to or greater than the Revolving Credit Exposure.

(c)    Lender shall maintain in accordance with its usual practice an account in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder for the account of Lender.

(d)    The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    [Intentionally Omitted]

(f)    Borrower agrees to make a mandatory prepayment of all amounts outstanding under this Agreement promptly (an in any event no later than the tenth (10th) Business Day) after written notice from Lender to Borrower that Lender is prohibited, by statute or regulation, from making any Loans hereunder or continuing to extend any Loans hereunder (in each case, including after conversion to a Prime Loan pursuant to Section 2.14).

(g)    Other than as set forth herein, Borrower shall not use the proceeds of any Borrowings or Letters of Credit to make payments of any amounts outstanding under this Agreement or the other Loan Documents, including, without limitation, any prepayment required under this Section 2.10.

(h)    Borrower may, on not less than five (5) Business Days prior written notice to Lender, reduce the Maximum Commitment from time to time hereunder; provided that Borrower may not reduce the Maximum Commitment hereunder to an amount less than the outstanding Revolving Credit Exposure hereunder at such time. Any such reduction of the Maximum Commitment (i) shall be in a minimum amount of $5,000,000, and increments of $1,000,000 thereafter, and (ii) shall not be subject to reinstatement without Lender’s prior written consent.

SECTION 2.11    Prepayment of Loans. (a) Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)    Borrower shall notify Lender by telephone (confirmed by facsimile or other electronic communication) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 10:00 a.m., Pacific Coast time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Prime Loan, not later than 10:00 a.m., Pacific Coast time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is conditioned upon a specified transaction, then such notice of prepayment may be revoked if such specified transaction does not occur. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amounts payable pursuant to Section 2.16.

SECTION 2.12    Fees. (a) Borrower agrees to pay to Lender a facility fee equal to twenty five (25) basis points (0.25%) of the Maximum Amount (the “Facility Fee”). The Facility Fee shall be due and payable on the date hereof and shall be deemed earned and nonrefundable whether or not any Loans are made or any Letters of Credit are issued hereunder.

(b)    In addition to the payments provided for in subsection (a), Borrower shall pay Lender, an unused commitment fee at the rate of twenty-five basis points (0.25%) per annum on the Maximum Amount which was unused (through the extension of Loans or the issuance of Letters of Credit) calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12(b), the fee shall be calculated on a daily basis. Borrower and Lender acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lender for committing to make funds available to Borrower as described herein and for no other purposes.

(c)    Borrower agrees to pay (i) to Lender a participation fee with respect to its issuance of Letters of Credit, which shall accrue at 1.65% per annum on the average daily amount of Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the issuance date of a Letter of Credit to but excluding the date on which Lender ceases to have any LC Exposure, and (ii) to Lender an issuance fee, which shall be equal to the higher of (A) $500, and (B) 0.125% on the LC Exposure of each Letter of Credit on the date of issuance thereof (such 0.125% not to exceed $1500 for any individual Letter of Credit). Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the issuance of a Letter of Credit; provided that all such fees shall be payable on the date on which the Loans terminate and any such fees accruing after the date on which the Loans terminate shall be payable on demand. Issuance fees shall be due and payable on the date of issuance of each Letter of Credit. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.13    Interest. (a) The unpaid principal amount of all Prime Loans will bear interest at a rate equal to the Prime Rate minus 0.25% per annum. The unpaid principal amount of all LIBOR Loans will bear interest at a rate equal to the LIBOR Interest Rate plus 1.65% per annum. Notwithstanding anything herein to the contrary, in the event that the LIBOR Interest Rate is at any time less than zero percent (0.00%), for purposes hereof, the LIBOR Interest Rate applicable to any Borrowing shall be deemed to be zero percent (0.00%) per annum, and the interest rate applicable to such Borrowing for such Interest Period shall be 1.65% per annum. Interest on the Loans shall be payable, in arrears, on the applicable Interest Payment Dates, and on the Maturity Date.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated

maturity, upon acceleration, by mandatory prepayment or otherwise, or an Event of Default exists, the principal on the Loans and/or such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Prime Loans as provided in paragraph (a) of this Section.

(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Loans; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Prime Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or LIBOR Interest Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest. If:

(a)    subject to subsection (b) below with respect to the occurrence of any LIBOR Suspension Event, prior to the commencement of any Interest Period for a LIBOR Loan:

(i)    Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the LIBOR Interest Rate, as applicable, for such Interest Period; or

(ii)    Lender determines that the LIBOR Interest Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining its Loan included in such Borrowing for such Interest Period; or

(iii)    Lender reasonably determines that any legal requirement has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR Interest Rate, then, in each case, Lender shall give notice thereof to Borrower by telephone as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Loan is then outstanding, such Borrowing shall be made as, or converted into, a Prime Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Lender determines (which determination shall be conclusive absent manifest error) that:

(i)    adequate and reasonable means do not exist for ascertaining any interest rate specified herein based on LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and determines, acting reasonably and taking into consideration the conditions in the bank credit markets generally, that such circumstances are unlikely to be temporary (such specific date, the “LIBOR Suspension Date”); or

(ii)    the administrator of LIBOR or a governmental authority having jurisdiction over Lender has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”) (the events specified in clauses (i) and (ii) above, “LIBOR Suspension Events”);

then, the LIBOR Interest Rate shall be replaced hereunder with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) giving due consideration to any evolving or then existing market convention for similar U.S. dollar denominated commercial credit facilities as the Loans for such alternative benchmarks (any such proposed rate or such other rate as specified below, a “LIBOR Successor Rate”), together with any LIBOR Successor Rate Conforming Changes (as defined below), in each case, as determined by Lender in consultation with Borrower. Lender and Borrower shall endeavor to agree to such replacement rate prior to the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable) and effective along with the LIBOR Successor Rate Changes at 12:01 a.m. (New York time) on the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable); provided however, if no LIBOR Successor Rate has been agreed to by Lender and Borrower prior to the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable), then all principal outstanding hereunder on the LIBOR Suspension Date or the Scheduled Unavailability Date (as applicable) shall bear interest at the Prime Rate; notwithstanding any other provision of this Agreement, any LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.00%.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to any applicable defined terms herein and administrative matters as may be appropriate, in the reasonable discretion of Lender, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines).

SECTION 2.15    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender;

(ii)    impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or any Letter of Credit; or

(iii)    subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)    If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or the Letters of Credit issued by, Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)    A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to Borrower and shall be conclusive absent manifest error. Unless such amount or amounts are being contested by Borrower in good faith, Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19, then, in any such event, to the extent requested, Borrower shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Interest Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17    Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for, Other Taxes in connection with any payment hereunder.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d)    Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e)    [INTENTIONALLY OMITTED].

(f)    Status of Lender. (i) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)    in the event Lender is a U.S. Person, Lender shall deliver to Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), an executed IRS Form W-9 certifying that Lender is exempt from U.S. Federal backup withholding tax; and

(B)    in the event Lender is not a U.S. Person (a “Foreign Lender”) it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes entitled to any payment under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or 8-BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, however, that, if the Foreign Lender is a partnership for U.S. income tax purposes and one or more direct or indirect partners of such Foreign Lender is claiming the portfolio exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such direct and indirect partners;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes entitled to any payment under this Agreement or any other Loan Document (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower to determine the withholding or deduction required to be made; and

(D)    if a payment made to Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Pacific Coast time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices at 555 South Flower Street, 24th Floor, Los Angeles, California

90071, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided, however, if such Business Day would fall in the next calendar month, the such payment shall be due and payable on the immediately preceding Business Day. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

SECTION 2.19    Mitigation Obligations; Replacement of Lender. (a) If Lender requests compensation under Section 2.15, or if Borrower is required to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.17, then Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

(b)    If Lender requests compensation under Section 2.15, or if Borrower is required to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.17, then Borrower may, at its sole expense and effort, upon notice to Lender, require Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations; provided that (i) Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter. Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a)    Waivers and Amendments. Such Defaulting Lender shall have no right to approve or disapprove any amendment, waiver or consent with respect to this Agreement.

(b)    Defaulting Lender Obligations. Any payment of principal, interest, fees or other amounts received by a Non-Defaulting Lender for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by a Non-Defaulting Lender from a Defaulting Lender shall be applied at such time or times as may be determined by the Non-Defaulting Lenders in the following order: (a) to the payment of any amounts owing by such Defaulting Lender to a Non-Defaulting Lender hereunder; to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit issuer hereunder; to cash collateralize the LC Exposure with respect to such Defaulting Lender; (b) as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; (c) if so determined by Borrower, to be held in a deposit account and released pro rata in order to: (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (y) cash collateralize the LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; (d) to the payment of any amounts owing to a Lender or Letter of Credit issuer as a result of any judgment of a court of competent jurisdiction obtained by such Lender or Letter of Credit issuer or against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (e) so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (f) to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis (without giving effect to the principal obligation of such Defaulting Lender) prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender.

(c)    Certain Fees. A Defaulting Lender shall not be entitled to receive any unused commitment fee payable under Section 2.12 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender). Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided cash collateral satisfactory to any Letter of Credit issuer. With respect to any fee payable under Section 2.12 or any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (a) or clause (b) above, Borrower shall: (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting

Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to the Letter of Credit issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit issuer’s LC Exposure to such Defaulting Lender; and (z) Borrower shall not be required to pay the remaining amount of any such fee.

(d)    Reallocation of Participations. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among each Non-Defaulting Lender on a pro rata basis, but only to the extent that: (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation; and (y) such reallocation does not cause the aggregate Revolving Credit Exposure and LC Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s commitment to make Loans and issue Letters of Credit hereunder.

(e)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Laws cash collateralize the LC Exposure.

(f)    Defaulting Lender Cure. If Borrower and each Letter of Credit issuer agree in writing that a Lender is no longer a Defaulting Lender, they will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans or cause the Loans and funded and unfunded participations in Letters of Credit to be held among Lenders in accordance with their pro rata allocation prior to such Lender becoming a Defaulting Lender, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Borrower hereby represents and warrants to Lender that:

SECTION 3.01    Organization; Powers.

(a)    Borrower is (i) duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and (ii) duly qualified to do business and is in good standing in each jurisdiction in which it is required to be qualified to do business, except with respect to clause (ii) where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b)    Adviser is (i) duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and (ii) duly qualified to do business and is in good standing in each jurisdiction in which it is required to be qualified to do business, except with respect to clause (ii) where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02    Authorization; Enforceability.

(a)    The Transactions are within Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, stockholder action. This Agreement and each other Loan Document to which it is a party have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Borrower’s Operative Documents permit, (i) with respect to each Loan, Borrower to borrow such Loan and to make Drawdowns on the Investors’ Capital Commitments, pursuant to a Drawdown Notice, in an aggregate amount sufficient to repay such Loan; and (ii) with respect to each Letter of Credit, Borrower to have such Letter of Credit issued for its benefit and to make Drawdowns on the Investors’ Capital Commitments, pursuant to a Drawdown Notice, in an aggregate amount sufficient to pay (and/or cash collateralize) any and all reimbursement obligations of Borrower under such Letter of Credit.

(c)    To the extent that any term or provision of any of Borrower’s Operative Documents limits or otherwise restricts Borrower’s ability to incur any Indebtedness or other obligations, none of the Loans, the reimbursement obligations with respect to any Letter of Credit or other liabilities or obligations incurred or to be incurred by Borrower under this Agreement or any of the other Loan Documents to which Borrower is a party would violate any such term or provision.

(d)    None of Borrower’s Operative Documents requires the liquidation or dissolution of Borrower prior to the Final Maturity Date.

SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other Governing Documents of Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower other than Liens granted to Lender on the Effective Date and otherwise permitted pursuant to Section 6.02.

SECTION 3.04    [reserved].

SECTION 3.05    Properties. Borrower has good title to, or valid leasehold or other property interests in, all its real and personal property, except for defects in title that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against or affecting Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Borrower has not (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) become subject to any Environmental Liability, (iii) received written or, to the knowledge of Borrower, oral notice of any claim with respect to any unsatisfied Environmental Liability or (iv) received any ongoing inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

SECTION 3.07    Compliance with Laws and Agreements. Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, including, without limitation, its Governing Documents, as applicable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08    Investment Company Status; Status as a RIC. Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940, as amended, and intends to qualify as a RIC by filing an election to do so on the first filing of its tax return.

SECTION 3.09    Taxes. Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or any Subsidiary, as applicable, if required, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    ERISA. Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that (i) Lender is not an “employee benefit plan,” as defined in Section 3(3) of ERISA or a plan described in Section 4975(e)(1) of the Code, and (ii) no portion of the Loans constitute “plan assets” within the meaning of the Plan Asset Regulation, the execution, delivery and performance of this Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors, and the borrowing and repayment of amounts under this Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)-(D) of the Code. Neither Borrower nor any member of its Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan. No ERISA Event has occurred and is continuing.

SECTION 3.11    Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which no representation or warranty is made other than to the limited extent set forth in the proviso below) furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time prepared. Each delivery of information under this Agreement or any other Loan Document by or on behalf of Borrower shall be a representation and warranty that such information complies with this Section 3.11.

SECTION 3.12    Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower and its officers and directors and to the actual knowledge of Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower or any of its directors, officers or employees, or (b) to the actual knowledge of Borrower, any agent of Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause Borrower to violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.13    Fiscal Year. The fiscal year of Borrower ends on September 30 of each calendar year.

SECTION 3.14    Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of any regulation of the Board applicable to Margin Stock.

SECTION 3.15    Solvency. On the Effective Date and after giving effect to the Loans occurring on the Effective Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to Borrower’s instructions, Borrower is and will be Solvent.

SECTION 3.16    No Default Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect. To Borrower’s knowledge, except as previously disclosed in writing to Lender, no Investor is in default of any of its material obligations related to such Investor’s Capital Commitments pursuant to its Subscription Agreement beyond any applicable grace period under any Subscription Agreement.

SECTION 3.17    Security Interests and Liens. The Assignment and Security Agreement creates, as security for the Obligations, valid and enforceable security interests in and Liens on all of the respective Collateral, in favor of Lender. Such security interests in and Liens on the Collateral in which Borrower has any right, title or interest shall be (subject to Permitted Liens) exclusive, perfected, superior to and prior to the rights of all third parties in such Collateral, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements, financing change statements or their equivalents in accordance with applicable law. Other than Borrower and Lender, no Person has any rights in the Collateral (including, without limitation, the right to make Drawdown Notices or enforce the remedies against Investors pursuant to the Subscription Agreements).

SECTION 3.18    Governing Documents. The Operative Documents heretofore delivered to Lender constitute, as of the date hereof, all of the Governing Documents (together with all amendments and modifications thereof) of Borrower. The Operative Documents remain in full force and effect and there exists no breach of, default under, or threatened breach of, the Operative Documents by Borrower, Adviser, Administrator or, to the knowledge of Borrower, any Investor, that would reasonably be likely to have a Material Adverse Effect.

SECTION 3.19    Executive Offices; Places of Organization. (a) The principal office, chief executive office or principal place of business of Borrower is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, and (b) the jurisdiction of formation or incorporation of Borrower is the State of Delaware, and Borrower is not organized or incorporated under the laws of any other jurisdiction.

SECTION 3.20    Investor Register; Subscription Agreements; Capital Commitments.

(a)    All of the Investors are set forth on the Investor Register, and the Investor Register also contains, with respect to each Investor, the true and correct legal name of such Investor, the Capital Commitment of such Investor, and the address to which notices and Drawdown Notices to such Investor are to be sent by Borrower pursuant to such Investor’s Subscription Agreement. Each Drawdown Notice to Investors is submitted by Borrower by delivery of notice to Transfer Agent. Transfer Agent in turn notifies each Investor of such Drawdown Notice, with a copy to MS, pursuant to such MS debits any MS Investor’s account at MS and forwards such debited amount to Transfer Agent for further immediate transfer by Transfer Agent to Depository Bank for deposit into the Depository Account. Drawdown Notices shall be sent to Transfer Agent pursuant to instructions set forth in the Investor Register.

(b)    To the knowledge of Borrower, each Subscription Agreement for each Investor is enforceable in accordance with its terms against such Investor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Borrower has satisfied or will satisfy all conditions to its rights to make a Drawdown, including any and all conditions contained in the Operative Documents. To the knowledge of Borrower, there exists no right of setoff, counterclaim or defense by any Investor in connection with their obligations to make Capital Contributions under the Subscription Agreements.

(c)    No Drawdown Notices have been delivered to any Investors other than any that have been disclosed in writing to Lender.

SECTION 3.21    Brokers. Borrower has not dealt with any broker or finder (other than Lender and any affiliate of the foregoing) with respect to the execution and delivery of the Loan Documents.

SECTION 3.22    Investor Documents. Each Investor has executed a Subscription Agreement substantially in the form attached hereto as Exhibit H. No Side Letter Agreement has been executed by an Investor. For each Investor, its Subscription Agreement sets forth its entire agreement regarding its Capital Commitment.

ARTICLE IV

Conditions

SECTION 4.01    Effective Date. Lender has no obligation to make Loans or issue Letters of Credit hereunder unless the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)    Lender (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party, (ii) the Assignment and Security Agreement, dated the date hereof, duly executed by Borrower and (iii) each other Loan Document, duly executed by the parties thereto.

(b)    Lender shall have received a favorable written opinion (addressed to Lender and dated the Effective Date) of Sullivan & Cromwell LLP, counsel for Borrower, covering such matters relating to Borrower, this Agreement, the Collateral or the Transactions as Lender shall reasonably request.

(c)    Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and the authorization of the Transactions, all in form and substance reasonably satisfactory to Lender.

(d)    Lender shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, Chief Operating Officer, Secretary, Assistant Secretary or a Financial Officer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)    Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by Borrower hereunder (including, without limitation, payment of the reasonable and documented fees and expenses of Lender’s legal counsel).

(f)    Lender shall have received evidence of the proper filing of each UCC Financing Statement with respect to Borrower in the appropriate Filing Office.

(g)    Lender shall have received lien, judgment, litigation, tax and bankruptcy searches on Borrower in all appropriate jurisdictions.

(h)    Lender shall have received an Authorization Letter, dated the date hereof, duly executed by Borrower.

(i)    Lender shall have received confirmation from the Transfer Agent that the proceeds of all Capital Contributions shall be immediately delivered by the Transfer Agent directly to the Depository Account.

(j)    Lender shall have received all available financial information with respect to Borrower reasonably requested by it.

SECTION 4.02    Each Credit Event. Lender has no obligation to make a Loan on the occasion of any Borrowing or to issue, amend, renew or extend any Letter of Credit unless the following conditions are satisfied:

(a)    The representations and warranties of Borrower (and each other party thereto) set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or are already qualified as to materiality (in which case such representations and warranties shall be true and correct in all respects);

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing;

(c)    Since the date of the most recent financial statements, if any, delivered to Lender pursuant to Section 5.01, there has been no event or occurrence which has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(d)    With respect to each Loan, Lender shall have received a completed and duly executed Borrowing Request and a Covenant Compliance Certificate duly executed by a Financial Officer; and

(e)    With respect to each Letter of Credit, Lender shall have received a completed and duly executed Letter of Credit Application, Letter of Credit Request and a Covenant Compliance Certificate duly executed by a Financial Officer.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof, immediately prior to and immediately following such Borrowing or issuance, amendment, renewal or extension, as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed and this Agreement is terminated, Borrower covenants and agrees with Lender that:

SECTION 5.01    Financial Statements; Collateral Information. Borrower will furnish to Lender (and otherwise perform) the following:

(a)    promptly after becoming available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, provide Lender with (i) a copy of the financial statements of Borrower for such year (or, as the case may be, as at the last day of such year) that are distributed to the Investors, audited by independent certified public accountants acceptable to Lender, together with the accountants report thereon and any transmittal or other letter sent to the Investors with respect to such financial statements, and (ii) a completed Covenant Compliance Certificate dated the last day of such year and duly executed by a Financial Officer;

(b)    promptly after becoming available and in any event within sixty (60) days after the end of each fiscal quarter of Borrower, provide Lender with (i) a copy of the financial statements of Borrower for such quarter (or, as the case may be, as at the last day of such quarter) of the same type, and prepared on the same basis as, Borrower’s audited annual financial statements (subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes), in each case certified by a Financial Officer, together with any transmittal or other letter sent to the Investors with respect to such financial statements and (ii) a completed Covenant Compliance Certificate dated the last day of such quarter and duly executed by a Financial Officer;

(c)    promptly and in any event within five (5) Business Days after the date any other financial reports relating to Borrower are delivered to the Investors provide to Lender copies thereof, in each case certified by a Financial Officer;

(d)    promptly and in any event within five (5) Business Days after Lender’s request, any other financial information with respect to Borrower (including, without limitation, any reports delivered to the Investors) as Lender in its reasonable discretion may request;

(e)    no later than the thirtieth (30th) day prior to the Final Maturity Date, a copy of a Drawdown Notice delivered to each Investor directing that a Capital Contribution be made directly to the Transfer Agent for deposit into the Depository Account on the earliest date permitted under the Subscription Agreements (but in no event later than the fifteenth (15th) day prior to the Final Maturity Date) in an aggregate amount sufficient to fully cash collateralize all reimbursement obligations, if any, then outstanding with respect to Letters of Credit issued for the account of Borrower with stated expiry dates later than the Final Maturity Date;

(f)    within five (5) Business Days after a Financial Officer obtaining knowledge of the occurrence of any Event of Default, a written notice specifying the nature thereof and the action which Borrower is taking or proposes to take with respect thereto;

(g)    promptly after the determination by the Board of Directors of Borrower (the “Board of Directors”) of any change to the Per Share NAV of Borrower, notice of the amount of the Per Share NAV;

(h)    promptly and in any event within three (3) Business Days after Borrower issues any Drawdown Notice required to be given hereunder, an executed Drawdown Notice Certificate with respect thereto;

(i)    promptly after the occurrence of any Capital Contribution Default with respect to any Investor where the Remaining Commitment of the defaulting Investor as of the date of such default, when aggregated with the Remaining Commitments of all other Investors of Borrower with then un-remedied Capital Contribution Defaults, equals or exceeds five percent (5%) of the Total Remaining Commitments as of such date, notice of such Capital Contribution Default describing (A) the names of all Investors who are in Capital Contribution Default, the amount of such default and when such Capital Contribution Default occurred, (B) how such defaulted amount will be made up and (C) the effect on such Investor’s Remaining Commitment and on the Total Remaining Commitments;

(j)    promptly and in any event within five (5) Business Days after the date on which any payment is made with respect to a Capital Contribution Default notice of which shall have been required to be given under the immediately preceding subparagraph of this Section 5.01, a written statement, certified by a Financial Officer, setting forth (i) the name of the Investor(s) making such payment, (ii) the amount of such payment(s) and (iii) the effect on such Investor’s or Investors’ Remaining Commitment and on the Total Remaining Commitments;

(k)    promptly and in any event within five (5) Business Days after becoming aware of any Included Investor becoming an Excluded Investor (other than pursuant to clause (i) of the definition of Excluded Investor, notice of which is included under Section 5.01(i)) where the Remaining Commitment of the Excluded Investor as of such date, when aggregated with the Remaining Commitments of all other Included Investors of Borrower which are or have become Excluded Investors as of such date equals or exceeds seven and one half per cent (7.5%) of the Total Remaining Commitments as of such date, written notice describing (A) the names of all Included Investors who are or have become Excluded Investors, (B) the reasons for such Included Investors becoming Excluded Investors and (C) the effect on such Investor’s Remaining Commitment and on the Total Remaining Commitments;

(l)    upon the occurrence and during the continuation of an Event of Default, promptly and in any event within five (5) Business Days after receipt of a written request by Lender, a Covenant Compliance Certificate;

(m)    promptly and in any event within five (5) Business Days after the effective date of any change to the Investor Register (including, without limitation, as a result of any subscription by a new Investor for interests in Borrower or the addition of any other new Investor), written notice of such event (and such notice shall include an updated Investor Register), certified by a Financial Officer; and

(n)    promptly upon the occurrence of the Expiration Date or a Key Person Event, written notice of such event.

Notwithstanding the foregoing, the obligations in Section 5.01(a) or (b) may be satisfied with respect to financial statements of Borrower to the extent that the Form 10-K or 10-Q (or the equivalent), as applicable, of Borrower has been filed with the SEC within the applicable time periods required by applicable law and regulations. Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower notifies Lender (i) that Borrower has posted such documents, or provided a link thereto on Borrower’s website, or (ii) that such documents have been posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access.

SECTION 5.02    Notices of Material Events. Borrower will furnish to Lender prompt written notice of the following:

(a)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its respective Subsidiaries, the Adviser or the Administrator that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(b)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(c)    the intent to cause a Liquidity Event and the proposed timing thereof; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth a reasonable description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Existence; Conduct of Business. Borrower will do or cause to be done all things necessary to preserve and maintain its legal existence, qualify and remain qualified in each jurisdiction in which such qualification is required and preserve, renew and maintain in full force and effect all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including complying with all requirements necessary to maintain its status as a business development corporation pursuant to the Investment Company Act of 1940, as amended, and its status as a RIC. Borrower shall comply in all material respects with its obligations under its applicable Governing Documents, including the Subscription Agreements.

SECTION 5.04    Compliance with Laws. Borrower will comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect with respect to Borrower. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower and its directors, officers, and employees, and to the knowledge of Borrower, agents with applicable Anti-Corruption Laws and applicable Sanctions.

SECTION 5.05    Books and Records; Inspection Rights. Borrower will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower in accordance with GAAP. Borrower will permit, at any reasonable time but in no event more than one time per calendar year (unless an Event of Default has occurred and is continuing, in which case there is no such limitation on the number of times), during normal business hours and from time to time as may be reasonably requested, permit Lender or representatives thereof upon reasonable advance notice to examine and make abstracts from the records and books of the account of, and visit the properties of, Borrower, and to discuss the affairs, finances and accounts of Borrower with any of its officers or directors and with their independent certified public accountants, in each case subject to the confidentiality restrictions applicable to Lender under this Agreement.

SECTION 5.06    Payment of Obligations. Borrower will pay and discharge before the same shall become delinquent (a) all Taxes, assessments and governmental charges or levies assessed or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that Borrower shall not be required to pay or discharge any such Tax, assessment, charge or claim (1) that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien (other than a Permitted Lien) resulting therefrom attaches to its property or (2) the failure to make payment with respect to such Tax, assessment, charge or claim, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07    Maintenance of Properties; Insurance. Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and Letters of Credit will only be used to support, the financing of investment, working capital and other general corporate purposes of Borrower permitted pursuant to the Operative Documents. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation by Borrower of any Sanctions applicable to it, and in no event shall Lender be obligated to issue any Letter of Credit or make a Loan the proceeds of which would be used for any of the foregoing. Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by Lender in connection with Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). Borrower shall not, to its actual knowledge, use the proceeds of any Borrowing hereunder to purchase securities from Lender. In connection with each Request for Borrowing hereunder, Borrower shall be deemed to have represented and warranted to Lender on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by Borrower to, directly or indirectly, purchase securities issued by Lender. Borrower shall use commercially reasonable efforts to provide notice to Lender if Borrower has actual knowledge that Borrower has used proceeds of any Borrowing to purchase securities of or made an investment in an Affiliate of Lender, which such Affiliate is listed on Schedule 5.08 or has otherwise been previously disclosed in writing to Borrower by Lender.

SECTION 5.09    [INTENTIONALLY OMITTED].

SECTION 5.10    Capital Contributions. Borrower shall duly perform and observe all of its material obligations under its Governing Documents; cause each of the Investors to make all Capital Contributions directly to the Transfer Agent for further immediate transfer by the Transfer Agent to Depository Bank for deposit into the Depository Account; maintain the Depository Account; take such actions as Lender deems necessary or advisable to grant to Lender a perfected lien and dominion and control over the funds in the Depository Account; and, in the event of a Capital Contribution Default, exercise such remedies under the Subscription Agreements as necessary in the reasonable opinion of Borrower to make up the defaulted amount as soon as permitted under the Subscription Agreements.

SECTION 5.11    Trust. If Borrower shall receive (other than to the Depository Account or the Transfer Agent) any cash, instrument or other property in payment of any Capital Contribution to Borrower, Borrower shall receive such cash, instrument or other property, IN TRUST for the benefit of Lender, shall segregate it from Borrower’s other property, and shall forthwith deliver it to Lender in the exact form received, with any necessary endorsement duly executed in blank, to be deposited by Lender in the Depository Account.

SECTION 5.12    Further Assurances. Borrower shall execute and deliver all such reasonable and customary pledges, financing statements, assignments and other documents (each not inconsistent with this Agreement or the Security Documents), all in form and substance reasonably satisfactory to Lender, as Lender may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Lender, Liens in the Collateral, together with such other assurances of the enforceability and priority of the Liens and security interests purported to be granted by Borrower under the Assignment and Security Agreement to which it is a party and due filing or recording with respect thereto, as Lender may reasonably require to avoid impairment of such Liens and security interests

ARTICLE VI

Negative Covenants

Until the Loans have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 6.01    Indebtedness. Borrower will not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness hereunder or under the Loan Documents and (ii) any Other Indebtedness which fully complies with the requirements and limitations set forth in Borrower’s Operative Documents. Notwithstanding anything herein to the contrary, Borrower shall comply with Section 61(a) of the Investment Company Act of 1940, as amended and the asset coverage requirement of 150% as provided for therein.

SECTION 6.02    Liens. Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for Permitted Liens.

SECTION 6.03    Fundamental Changes. Borrower will not merge or consolidate with or into any Person, unless Borrower is the surviving entity or make any change in the nature of its business as described in the Offering. Borrower will not take any action to dissolve or terminate Borrower, including, without limitation, any action to sell or dispose of all or substantially all of Borrower’s assets.

SECTION 6.04    Use of Proceeds. Use the proceeds of any Loan for any purpose other than for the financing of strategic investment, working capital, other general corporate purposes of Borrower permitted pursuant to the Operative Documents including paying fees and expenses (including Taxes) required to be paid under the Operative Documents. The proceeds of a Loan may not be used to repay an outstanding Loan and may not be used to purchase Margin Stock.

SECTION 6.05    Related Parties. Other than as contemplated by the Operative Documents, Borrower will not (a) enter into or be a party to any transaction with any of its

Related Parties except to the extent (i) in the ordinary course of business and consistent with past practice, (ii) necessary or desirable for the prudent operation of its business and (iii) for fair consideration and on terms no less favorable than are available from unaffiliated third parties or (b) except with the written consent of, or pursuant to written instructions from, Lender, make or permit any loans, withdrawals, or distributions to any Investor if a Default or Event of Default is then continuing.

SECTION 6.06    Swap Agreements. Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower has actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower.

SECTION 6.07    Distributions. Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Distribution at any time (i) except as permitted under its Operative Documents, or (ii) if any Event of Default shall have occurred and be continuing; in each of such cases other than Permitted Distributions.

SECTION 6.08    Restrictive Agreements. Other than as contemplated by the Operative Documents, Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Borrower to pay dividends or other distributions with respect to any shares of its capital stock or the ability of Borrower to make or repay the Loans or reimburse draws on Letters of Credit.

SECTION 6.09    Revolving Credit and LC Exposure . Borrower will not permit (a) the Revolving Credit Exposure to exceed the Available Amount, or (b) the LC Exposure to exceed the Letter of Credit Allocation.

SECTION 6.10    Capital Commitments; Drawdown Notices. Borrower will not (or will not permit any other Person to) (i) amend or otherwise modify any Drawdown Notice or (ii) adjust, settle or compromise the amount or payment of any Capital Contribution, or cancel or release wholly or partly any Included Investor from any obligation with respect to any Capital Contribution or consent to or allow any credit or discount thereon unless Borrower contemporaneously therewith makes other provision (reasonably acceptable to Lender) for the repayment of the Loans (or the collateralization of reimbursement obligations under any Letter of Credit) to which such Capital Contributions relate and all interest thereon.

SECTION 6.11    Depository Account. Borrower will not write any checks drawable against the Depository Account or make or permit any other withdrawals from the Depository Account at any time an Event of Default exists. Borrower shall not request the Depository Bank to advance cash or investments to, for or on behalf of Borrower in the Depository Account. Borrower has irrevocably instructed the Transfer Agent that all Capital Contributions shall be immediately transferred by Transfer Agent directly to the Depository Bank for deposit into the Depository Account. Borrower shall not change or modify any such instructions given to the Transfer Agent without the prior written consent of Lender.

SECTION 6.12    Restriction on Amendments to Operative Documents. At least ten (10) Business Days (or such shorter time as Lender may reasonably agree) prior to Borrower amending (or causing or permitting to be amended), modifying or affirmatively waiving (in writing) any of the provisions of its Certificate of Incorporation, the Bylaws, any Subscription Agreement or any Side Letter Agreement, Borrower will deliver a written notice (the “Proposed Modification Notice”) to Lender setting forth a reasonable description of the proposed amendment, modification and/or affirmative waiver, as applicable (each, a “Proposed Modification”). Lender shall determine, in its reasonable discretion, whether such Proposed Modification is a Material Amendment, and shall promptly (but in any event within three (3) Business Days of receipt of the Proposed Modification Notice) notify Borrower of its determination (the “Determination Notice”). In the event that Lender determines that any Proposed Modification is a Material Amendment, the approval of Lender shall be required and Lender shall promptly (but in any event within two (2) Business Days of delivery of the Determination Notice) notify Borrower whether or not such Proposed Modification is approved. In the event that Lender determines that such Proposed Modification is not a Material Amendment, Borrower may make such amendment without the consent of Lender

SECTION 6.13    Drawdowns; Capital Contributions; Transfer Agent.

(a)    Borrower shall not make any Drawdowns in contravention of this Agreement. Without the consent of Lender as in this Agreement, Borrower shall not waive, amend, modify, cancel, terminate, change, transfer, repurchase or permit the repurchase or withdrawal in any manner the Capital Commitment of any of the Investors or the obligation of any Investor to fund the same pursuant to Drawdowns.

(b)    Each Drawdown Notice shall require that the Capital Contributions pursuant thereto be remitted by the Investors directly to the Transfer Agent for transfer to the Depository Bank for deposit into the Depository Account.

(c)    Without the written consent of Lender, Borrower shall not permit its Investors to make payments of Capital Contributions by the contribution of property other than cash.

(d)    Borrower shall not change the Transfer Agent without prior written consent of Lender, which consent shall not be unreasonably withheld.

SECTION 6.14    AIVs. Borrower shall not permit any Capital Contributions to be made to an alternative investment vehicle unless such Capital Contributions are otherwise subject to the Lien in favor of Lender under the Assignment and Security Agreement, including the requirement that all proceeds of such Capital Contributions are deposited into the Depository Account.

SECTION 6.15    Management Fees. Borrower shall not pay to the Adviser management or similar fees in connection with the transactions contemplated hereunder except (a) the Management Fee and (b) other such fees to the extent permitted under the Operative Documents. Notwithstanding the foregoing, Borrower shall not pay any Management Fee at a time when an Event of Default under clause (a), (b), (g), (h), (i), (l), (k), (m) of the definition thereof has occurred and is continuing; provided, however, that the foregoing restriction shall not prohibit such Management Fee from accruing and being paid when such conditions no longer exist, nor prohibit Borrower from reimbursing the reasonable operating expenses of Adviser under the Operative Documents.

SECTION 6.16    Adviser and Investment Advisory Agreement. The Investment Advisory Agreement shall not be amended, modified or restated in any manner (including, without limitation, to increase the Management Fee or other compensation or accelerate the payment thereof) that could reasonably be expected to result in a Material Adverse Effect. In the event that the Adviser does not remain the adviser/manager of Borrower, Borrower shall not enter into a management or similar agreement with another party unless (i) Borrower has obtained the prior written consent of Lender to any such agreement and to the new adviser/manager itself, which consent shall not be unreasonably withheld, (ii) any such agreement shall be subordinated to the rights of Lender hereunder in accordance with the terms hereof; and (iii) such adviser/manager shall have entered into Security Documents in form and substance reasonably acceptable to Lender.

SECTION 6.17    Liquidity Event. Borrower shall not take any action which could result in a Liquidity Event occurring prior to the Maturity Date.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)    Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VI, Sections 5.01(h), 5.01(i) and 5.03 (with respect to the existence of Borrower only);

(e)    Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document to which Borrower is a party to be performed or observed by Borrower not specifically covered otherwise in this Article VII and, if such failure is capable of cure, such failure has not been cured within fifteen (15) Business Days after Lender’s notice to Borrower of the occurrence of such failure; provided, however, that notice from Lender shall not be required with respect to any failure to observe or perform any term, covenant or agreement in Section 5.01;

(f)    Borrower shall fail to pay any of its Indebtedness (other than the Obligations) (i) to Lender when due and payable or (ii) to any creditor other than Lender in an aggregate principal amount in excess of the Threshold Amount when due and payable (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled payment or required prepayment), prior to the stated maturity thereof, or Borrower or any Affiliate of Borrower shall default in any obligation owed to Lender;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)    Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(k)    an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect;

(l)    at any time after the execution and delivery thereof, (i) any Loan Document shall cease in all material respects to be in full force and effect (other than pursuant to the express terms thereof) or the validity or enforceability thereof shall be contested by Borrower or any other Person, or a proceeding shall be commenced by Borrower or any other Person seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any liability or obligation hereunder or thereunder, (ii) the Security Documents shall cease in all material respects to give Lender, the Liens, the rights, powers and privileges purported to be created thereby, or the Lien on any of the Collateral, in favor of Lender, shall fail or cease to be perfected and prior to the rights of all third Persons (subject to any rights described in clause (iv) of the definition of “Permitted Liens”), other than as a result of any action of Lender or Lender’s failure to take any action, or (iii) the power of attorney set forth in the Security Documents shall cease to give Lender the rights, powers and privileges purported to be created thereby;

(m)    Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including Borrower) seeking the termination, dissolution, liquidation or provisional liquidation of Borrower;

(n)    any Capital Contribution Default with respect to any single Drawdown shall occur if the Remaining Commitment of all Investors that are the subject of such Capital Contribution Default, equals or exceeds seven and one half percent (7.5%) of the Total Remaining Commitments, or if the Remaining Commitment of all such Investors that are the subject of such Capital Contribution Default, when aggregated with the Remaining Commitments of all other Investors having or having had Capital Contribution Defaults, equals or exceeds thirty five percent (35%) of the Total Remaining Commitments;

(o)    any Investor shall make a Capital Contribution other than to the Permitted Accounts if at any time after such Capital Contribution is made but prior to the time it is paid over to the Permitted Accounts, the Remaining Commitment of such Investor, when aggregated with the Remaining Commitments of all other Investors that have made Capital Contributions other than to the Permitted Accounts and not paid over to the Permitted Accounts, equals or exceeds five percent (5%) of the Total Remaining Commitments as of such date;

(p)    the Expiration Date or a Key Person Event shall have occurred; or

(q)    the Investment Advisory Agreement or the Administration Agreement shall cease to be in full force and effect or the Adviser or Administrator, as the case may be, resigns or is removed from its role thereunder and a successor Adviser or Administrator reasonably acceptable to Lender is not appointed within ten (10) Business Days.

then, and in every such event (other than an event with respect to Borrower described in clause (g), (h) or (i) of this Article), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate Lender’s commitment to make Loans and issue Letters of Credit, and thereupon such commitment shall terminate immediately, (ii) by notice to Borrower, declare the Revolving Credit Exposure, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable (including Cash Collateral with respect to any outstanding L/C Exposure), whereupon the outstanding Borrowings and L/C Exposure, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, (iii) may exercise in respect of any and all Collateral, in addition to the other rights and remedies provided for herein, in the Security Documents and the other Loan Documents or otherwise available to Lender, all rights and remedies under applicable law of a secured party on default, including, without limitation, enforcing all the Liens created pursuant to the Security Documents and (iv) may issue a Drawdown Notice (in the name of Borrower) to the Investors in an aggregate amount equal to (x) all amounts then outstanding hereunder, if such amounts have been accelerated pursuant to clause (ii) above, or (y) all amounts then due and payable hereunder with respect to Borrower; and in case of any event with respect to Borrower described in clause (g), (h) or (i) of this Article, the commitment to make Loans and issue Letters of Credit shall automatically terminate and the principal of the Loans and L/C Exposure then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Lender shall also have all other rights and remedies as set forth in the other Loan Documents.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

(i)    if to Borrower, to it at:

Oaktree Strategic Income II, Inc.

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attn: Mary Gallegly, Christopher McKown and Matthew Stewart

Telephone:

Mary Gallegly – (213) 356-3521

Christopher McKown – (213) 830-6455

Matthew Stewart – (213) 284-7856

Email: mgallegly@oaktreecapital.com

cmckown@oaktreecapital.com

mstewart@oaktreecapital.com

(ii)    if to Lender, to it at:

City National Bank

555 South Flower Street, 24th Floor

Los Angeles, California 90071

Attn: Brandon Feitelson

Telephone: (213) 673-9016

Email: Brandon.Feitelson@cnb.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or other electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)    Lender and Borrower agree to accept notices and other communications to it hereunder by electronic communications.

(c)    Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02    Waivers; Amendments. (a) No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender (other than a Defaulting Lender).

SECTION 9.03    Expenses; Indemnity; Damage Waiver. (a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for Lender, in connection with the preparation and administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the Collateral, (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable, documented and invoiced out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of counsel for Lender in each applicable jurisdiction, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, or in connection with the enforcement or protection of its rights in connection with any other Loan Document or the Collateral, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Borrower shall indemnify Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) arise from a dispute solely among the Indemnitees and not arising from any act or omission of Borrower or any of its Subsidiaries or (y) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    [INTENTIONALLY OMITTED]

(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that, (i) Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to Lender within ten (10) Business Days after having received notice thereof and (ii) no consent of Borrower shall be required for an assignment an Affiliate of Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)    Lender may, without the consent of Borrower, sell participations to one or more banks, other financial institutions or any other entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) Lender’s obligations under this Agreement shall remain unchanged; (B) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(C) Borrower, Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to Borrower and Lender)) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Lender agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were Lender. Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(e)    Lender acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its U.S. offices a register for the recordation of the names and addresses of Lender and each assignee, and principal amounts (and stated interest) of the Loans owing to, Lender and each assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Lender and each assignee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Lender and each assignee, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Loans have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to Lender and (ii) the reductions of the Letter of Credit Allocation of Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

(b)    Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)    Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors, in each case on a reasonable need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that any Lender disclosing such information shall be liable for any disclosure in violation hereof by any of its own directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors); (b) to the extent required or requested by any regulatory authority, any governmental or administrative agency or any bank examiner having jurisdiction over such Person; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement or the Loan Documents; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 to which Borrower is an intended third party beneficiary entitled to enforce such agreement, to: (i) any assignee of or Participant in any of its rights or obligations under this Agreement; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower; (g) with the consent of Borrower; or (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 9.12; (y) becomes available to Lender on a non-confidential basis from a source other than Borrower; or (z) was independently developed by Lender from information obtained from a source other than Borrower and in compliance with this Section 9.12. Notwithstanding the foregoing, (i) except as set forth in clause (ii) of this sentence, or as otherwise set forth in clauses (a), (b), (c), (d), (e) or (h) above, neither the identity of the Investors (other than by identification number and dollar amounts), nor the contents of the organizational documents or the subscription agreements or related subscription booklets, offering memoranda and marketing materials, shall be revealed without Borrower’s consent (subject, with respect to clause (c) above, that obtaining the consent of Borrower is permitted by law), and (ii) prior to revealing the identity of Investors (other than, in either case, by identification number and dollar amounts) to any assignee of or Participant in any of its rights or obligations under this Agreement, the applicable assignor shall enter into an agreement containing provisions substantially the same as those of this Section 9.12 to which Borrower is an intended third party beneficiary entitled to enforce such agreement. For the purposes of this Section 9.12, “Information” means all non-public, confidential or proprietary information received from or on behalf of Borrower relating to Borrower or any of its Subsidiaries, Investors or Affiliates or its or their business; provided, that any information provided by or on behalf of Borrower shall be deemed nonpublic, confidential and proprietary unless specifically identified otherwise by Borrower.

SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate to the date of repayment, shall have been received by Lender.

SECTION 9.14    No Fiduciary Duty, etc. Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that Lender will have no obligations except those obligations expressly set forth herein and in the other Loan Documents and Lender is acting solely in the capacity of an arm’s length contractual counterparty to Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, Borrower or any other person. Borrower agrees that it will not assert any claim against Lender based on an alleged breach of fiduciary duty by Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, Borrower acknowledges and agrees that Lender is not advising Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Lender shall have no responsibility or liability to Borrower with respect thereto.

SECTION 9.15    USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

OAKTREE STRATEGIC INCOME II, INC.

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Secretary

LENDER:

CITY NATIONAL BANK

By:	/s/ Brandon L. Feitelson
Name: Brandon L. Feitelson, C.F.A.
Title: Senior Vice President